Exhibit 4.6
SERIES C PREFERRED SHARE PURCHASE AGREEMENT
DATED THIS 26th DAY OF APRIL, 2010
BY AND AMONG
NETQIN MOBILE INC.
(as “Company”)
BEIJING NETQIN TECHNOLOGY CO., LTD
(as “Domestic Enterprise”)
NETQIN MOBILE (BEIJING) TECHNOLOGY CO., LTD
(as “PRC Subsidiary”)
the Persons listed on Exhibit A

(as “Investors”)
the Persons listed on Exhibit B
(as “Founders”)
AND
RPL HOLDINGS LIMITED
(as “Founders’ HoldCo”)

SERIES C PREFERRED SHARE PURCHASE AGREEMENT
     This SERIES C PREFERRED SHARE PURCHASE AGREEMENT (the “Agreement”) is made on the 26th day of April, 2010 by and among NETQIN MOBILE INC, an exempted company incorporated and existing under the laws of the Cayman Islands (the “Company”), the purchasers of Series C Preferred Shares of the Company listed on Exhibit A attached to this Agreement (each an “Investor” and together the “Investors”), the persons listed on Exhibit B attached to this Agreement (each a “Founder” and together the “Founders”), RPL HOLDINGS LIMITED (the “Founders’ HoldCo”), BEIJING NETQIN TECHNOLOGY CO., LTD (), a limited liability company organized and existing under the laws of the People’s Republic of China (the “PRC”) (the “Domestic Enterprise”), NetQin Mobile (Beijing) Technology Co., Ltd. (), a wholly-foreign owned enterprise organized and existing under the laws of the PRC (the “PRC Subsidiary”, collectively with the Company, the Domestic Enterprise and the Founders’ HoldCo, the “Group Companies” and each, a “Group Company”).
     Each of the Company, the Investors, the Founders, the Founders’ HoldCo, the Domestic Enterprise and the PRC Subsidiary shall be referred to individually as a “Party” and collectively as the “Parties”.
RECITALS
     A. The Company is an exempted limited liability company established under the laws of the Cayman Islands on March 14, 2007;
     B. The Domestic Enterprise is a limited liability company established by the Founders under the laws of the PRC with its registered address at Room 1322, Suite C, Building No.1, Zhongguancun Software Park, Haidian District, Beijing, the PRC ();
     C. The Company is the 100% owner of the PRC Subsidiary, which is a wholly foreign-owned enterprise established under the laws of the PRC with its registered address at Room 1238-1, Suite B, Building No.1, Zhongguancun Software Park, Haidian District, Beijing, the PRC ();
     D. The Company desires to issue and sell to the Investors and the Investors desire to purchase from the Company, the respective numbers of Series C preferred shares, par value US$0.0001 per share, of the Company (the “Series C Shares”) as set forth opposite their names on Exhibit A hereto, on the terms and conditions set forth in this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. AGREEMENT TO PURCHASE AND ISSUE SERIES C SHARES
     1.1 Authorization. As of the Closing (as defined below), the Company will have authorized the issuance, pursuant to the terms and conditions of this Agreement, of 29,687,500 Series C Shares, having the rights, preferences, privileges and restrictions as set forth in the Third Amended and Restated Memorandum and Articles of Association of the Company attached hereto as Exhibit C (the “Restated Articles”) and shall duly adopt the Restated Articles on or before the Closing (as defined below).
     1.2 Agreement to Subscribe for and Allot Series C Shares. Subject to the terms and conditions hereof, the Company hereby agrees to issue to each Investor, and such Investor hereby agrees to subscribe from the Company, on the date of Closing (the “Closing Date”), up to the number of Series C Shares as set forth opposite the name of such Investor in Exhibit A hereto for the subscription price of US$0.5726 per share (the “Subscription Price”), amounting to an aggregate of up to 29,687,500 Series C Shares and an aggregate subscription price of up to US$17,000,000.
     1.3 The Series C Shares to be purchased and sold pursuant to this Agreement will be collectively hereinafter referred to as the “Purchased Shares” and the Common Shares of the Company issuable upon conversion of the Purchased Shares will be collectively hereinafter referred to as the “Conversion Shares”.
     1.4 The respective obligations of the Investors under this Agreement are several but not joint.
2. CLOSING; DELIVERY
     2.1 Closing. Subject to the fulfillment of the conditions to closing as set forth in Sections 6 and 7, the sale of the Purchased Shares as provided in Section 1 above shall take place at a closing (the “Closing”). The Closing shall be held at the offices of the Company in Beijing, at such time to be mutually agreed upon by the parties on April 26, 2010, or at such other time and place to be mutually agreed upon by the parties.
     2.2 Delivery. At the Closing, in addition to any items the delivery of which is made an express closing condition pursuant to Sections 6 and 7, the Company will deliver to each Investor set forth on Exhibit A (i) a certificate registered in such Investor’s name representing the number of Purchased Shares that such Investor is purchasing in the Closing against payment of the Subscription Price therefor, as set forth in the column designated “Subscription Price” opposite such Investor’s name on Exhibit A, by wire transfer of funds to a designated account of the Company, provided that wire transfer instructions are delivered to the Investors at least seven (7) business days prior to the Closing, (ii) a copy of the Company’s register of members, certified by a director of the Company as true and complete as of the date of the Closing, updated to show each Investor as the holder of its respective number of the Purchased Shares as of the Closing.
3. REPRESENTATIONS AND WARRANTIES OF THE COVENANTORS
     The Group Companies and the Founders (the “Covenantors”, and each the “Covenantor”), jointly and severally, hereby represent and warrant to each Investor, except as set forth in the Disclosure Schedule (the “Disclosure Schedule”) attached to this

Agreement as Exhibit D (which shall be deemed to be representations and warranties of the Covenantors), as of the date hereof, the date of the Closing, as follows. In this Agreement, any reference to a party’s “knowledge” means such party’s actual knowledge after due and diligent inquiries of officers and directors of such party reasonably believed to have knowledge of the matter in question.
     3.1 Organization, Standing and Qualification. Each of the Group Companies is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted, and to perform each of its obligations hereunder and under any agreement contemplated hereunder to which it is a party. Each of the Group Companies is qualified to do business and is in good standing (or equivalent status in the relevant jurisdiction) in each jurisdiction where failure to be so qualified would have a material adverse effect on its condition (financial or otherwise), assets and properties, results of operation, business (as presently conducted) or prospects (a “Material Adverse Effect”).
     3.2 Capitalization. Immediately prior to the Closing, the authorized share capital of the Company is US$34,786.3971, consisting of the following:
          (a) Common Shares. A total of 250,000,000 authorized Common Shares, of which 50,352,941 Common Shares are issued and outstanding.
          (b) Series A Shares. A total of 33,250,000 authorized Series A preferred shares, par value US$0.0001 per share, of the Company (the “Series A Shares”), all of which are issued and outstanding. The rights, privileges and preference of the Series A Shares are as stated in the Restated Articles and as provided by the Companies Law (2009 Revision) of the Cayman Islands.
          (c) Series B Shares. A total of 34,926,471 authorized Series B Shares, all of which are issued and outstanding. The rights, privileges and preference of the Series B Shares are as stated in the Restated Articles and as provided by the Companies Law (2009 Revision) of the Cayman Islands.
          (d) Series C Shares. A total of 29,687,500 authorized Series C Shares, none of which are issued and outstanding. The rights, privileges and preference of the Series C Shares are as stated in the Restated Articles and as provided by the Companies Law (2009 Revision) of the Cayman Islands.
          (e) The Purchased Shares, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable. The Conversion Shares have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Restated Articles, will be duly and validly issued, fully paid and nonassessable.
          (f) All of the outstanding shares of the Company have been duly and validly issued, fully paid and nonassessable, and all outstanding shares, options, warrants and other securities of the Company have been issued in full compliance with the requirements of all applicable securities laws and regulations, including the registration and prospectus delivery requirements of the United States Securities Act of 1933, as amended (the

“Securities Act”), or in compliance with applicable exemptions therefrom, all other provisions of applicable securities laws and regulations, and the Circular 75 issued by the State Administration of Foreign Exchange of the PRC (the “SAFE”) on October 21, 2005, titled “Notice Regarding Certain Administrative Measures on Financing and Inbound Investments by PRC Residents Through Offshore Special Purpose Vehicles”, effective as of November 1, 2005 (the “Circular 75”).
          (g) Options, Warrants, Reserved Shares. Except for (i) the conversion privileges of the Series A Shares, Series B Shares and Series C Shares, (ii) up to 26,415,442 Common Shares reserved for issuance pursuant to the ESOP (as defined in Section 5.7), and (iii) as provided in Section 3.2(g) of the Disclosure Schedule, there are no options, warrants, conversion privileges or other rights, or agreements with respect to the issuance thereof, presently outstanding to purchase any of the shares of the Company. Except as set forth in the Restated Shareholders Agreement (defined below), no shares of the Company’s outstanding share capital, or shares issuable upon exercise or exchange of any outstanding options or other shares issuable by the Company, are subject to any preemptive rights, rights of first refusal or other rights to purchase such shares (whether in favor of the Company or any other person).
          (h) Domestic Enterprise Registered Capital. The registered capital of the Domestic Enterprise is RMB 10,000,000, which has been contributed in full. Except as disclosed in Section 3.2(h) of the Disclosure Schedule, there are no options, warrants, conversion privileges or other rights, or agreements with respect to the issuance thereof, presently outstanding to purchase any of the equity interests of the Domestic Enterprise and no outstanding equity interests of the Domestic Enterprise are subject to any encumbrance, preemptive rights, rights of first refusal or other rights to purchase such equity interests (whether in favor of the Domestic Enterprise or any other person).
          (i) PRC Subsidiary Registered Capital. The registered capital of the PRC Subsidiary is US$14,700,000, which has been contributed in full. The Company owns beneficially and of record one hundred percent 100% of the equity interest of the PRC Subsidiary. There are no options, warrants, conversion privileges or other rights, or agreements with respect to the issuance thereof, presently outstanding to purchase any of the equity interests of the PRC Subsidiary and no outstanding equity interests of the PRC Subsidiary are subject to any encumbrance, preemptive rights, rights of first refusal or other rights to purchase such equity interests (whether in favor of the PRC Subsidiary or any other person).
          (j) Founders’ HoldCo. The Founders own beneficially and of record one hundred percent (100%) of the equity interest of the Founders’ Holdco.
          (k) A complete and current list of all outstanding shareholders, option holders and other security holders of each Group Company as of the date hereof is set forth in Section 3.2(k) of the Disclosure Schedule, indicating the type and number of shares, options or other securities held by each such shareholder, option holder or other security holder.
     3.3 Subsidiaries. Except for the Company’s ownership of the PRC Subsidiary and the contractual control of the Domestic Enterprise by the PRC Subsidiary, no Group Company presently owns or controls, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or other entity. No member of the Group Companies is a participant in any joint venture, partnership or similar arrangement.
     3.4 Due Authorization. All corporate action on the part of each Group Company, its officers, directors and equity interest holders necessary for the authorization, execution and delivery of, and the performance of its obligations under, this Agreement, the Restated Shareholders Agreement and any other agreements to which it is a party and those which is contemplated hereunder (collectively, the “Transaction Agreements”) will have been obtained prior to the Closing. Each of this Agreement and the other Transaction Agreements, upon execution by each Covenantor, will be a valid and binding obligation of the such Covenantor enforceable against such Covenantor in accordance with their respective terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.
     3.5 Financial Statements. Each Group Company has delivered to the Investors its consolidated financial statements (including balance sheets and income statements) for the twelve (12) consecutive months period ending March 31, 2010 (the foregoing financial statements and any notes thereto are hereinafter referred to as the “Financial Statements”, and March 31, 2010, the “Balance Sheet Date”). Such Financial Statements (a) are in accordance with the books and records of such Group Company, (b) are true, correct and complete and present fairly the financial condition of such Group Company at the date or dates therein indicated and the results of operations for the period or periods therein specified, and (c) have been prepared in accordance with the generally accepted accounting principles of the PRC (“PRC GAAP”) applied on a consistent basis, except as to the unaudited consolidated financial statements, for the omission of notes thereto and normal year-end audit adjustments. Specifically, but not by way of limitation, the respective balance sheets of the Financial Statements disclose all of such Group Company’s material debts, liabilities and obligations of any nature, whether due or to become due, as of their respective dates (including, without limitation, absolute liabilities, accrued liabilities, and contingent liabilities) to the extent such debts, liabilities and obligations are required to be disclosed in accordance with the PRC GAAP. Each Group Company has good and marketable title to all assets set forth on the balance sheets of the Financial Statements, except for such assets as have been spent, sold or transferred in the ordinary course of business since the Balance Sheet Date. Except as disclosed in the Financial Statements and the Disclosure Schedule, none of the Group Companies or any Founder is a guarantor or indemnitor of any indebtedness of any other person or entity. Each Group Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.
     3.6 Liabilities. None of the Group Companies have any indebtedness for borrowed money, absolute or contingent, that has been directly or indirectly created, incurred, assumed, or guaranteed, or with respect to which any Group Company has otherwise become directly or indirectly liable, except for (i) obligations and liabilities reflected on the Financial Statements, (ii) obligations incurred in the ordinary course of business that would not be required to be reflected in financial statements prepared in accordance with PRC GAAP (as defined in the Restated Shareholders Agreement), and (iii) obligations and liabilities disclosed in Section 3.6 of the Disclosure Schedule.
     3.7 Title to Properties and Assets. Each Group Company has good and marketable title to its properties and assets subject to no mortgage, pledge, lien, encumbrance, security interest or charge of any kind. With respect to the property and assets it leases, each Group Company is in compliance with such leases and holds valid leasehold interests in such assets free of any liens, encumbrances, security interests or claims of any party other than the lessors of such property and assets.
     3.8 Status of Proprietary Assets. For purpose of this Agreement, (i) “Proprietary Assets” shall mean all patents, patent applications, trademarks, service marks, trade names, domain names, copyrights, copyright registrations and applications and all other rights corresponding thereto, inventions, databases and all rights therein, all computer software including all source code, object code, firmware, development tools, files, records and data, including all media on which any of the foregoing is stored, formulas, designs, trade secrets, confidential and proprietary information, proprietary rights, know-how and processes of a company, and all documentation related to any of the foregoing; and (ii) “Registered Intellectual Property” means all Proprietary Assets of the Group Companies, wherever located, that is the subject of an application, certificate, filing, registration or other document issued by, filed with or recorded by any government authority.
          (a) Except as disclosed in Section 3.8 of the Disclosure Schedule, each Group Company (i) has independently developed and owns free and clear of all material claims, security interests, liens or other encumbrances, or (ii) has a valid right or license to use, all Proprietary Assets, including Registered Intellectual Property, necessary and appropriate for its business as now conducted and without any conflict with or infringement of the rights of others. Section 3.8 of the Disclosure Schedule contains a complete list of Proprietary Assets, including all Registered Intellectual Property, of the Group Companies.
          (b) There are no outstanding options, licenses or agreements of any kind relating to the Proprietary Assets, including the Registered Intellectual Property used by the Group Companies, nor is any of the Group Companies bound by or a party to any options, licenses or agreements of any kind with respect to any Proprietary Assets, including the Registered Intellectual Property rights of any other person or entity, except, in either case, for end-user, object code, internal-use software license and support/maintenance agreements, and non-disclosure agreements and as disclosed in Section 3.8 of the Disclosure Schedule.
          (c) Each Group Company has taken all commercially reasonable security measures to protect the secrecy, confidentiality, and value of all its Proprietary Assets, including the Registered Intellectual Property, required to conduct its business.
          (d) None of the Group Companies has received any communications (oral or written) alleging that any of the Group Companies has violated or, by conducting its business (including as proposed to be conducted by such Group Companies), would violate any of the intellectual property rights of any other person or entity.
          (e) Each Group Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the business of such Group Company.
          (f) Each Founder, employee and consultant of any Group Company has assigned to a Group Company all intellectual property rights he or she owns that are related to the business as now conducted or as presently proposed to be conducted by any Group Company, and such intellectual property rights will remain with the Group Company in the event of the termination of employment and/or consultation relationship of such Founder, employee and/or consultant with the Group Company.
          (g) Neither the execution nor delivery of this Agreement and any other Transaction Agreement, nor the carrying on of the business of any Group Company by its employees, nor the conduct of the business of the Group Companies as proposed, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which the any Group Company or any of such employees is now obligated.
     3.9 Material Contracts and Obligations.
          (a) All agreements, contracts, leases, licenses, instruments, commitments (oral or written), indebtedness, liabilities and other obligations to which each Group Company is a party or by which it is bound that (i) are material to the conduct and operations of its business and properties, (ii) involve any of the officers, consultants, directors, employees or shareholders of such Group Company; or (iii) obligate the Group Company to share, license or develop any product or technology are listed in Section 3.9(a) of the Disclosure Schedule (collectively, “Material Contracts”). None of the Group Companies is in default or breach under any of the Material Contracts. For purposes of this Section 3.9, “material” shall mean (i) having an aggregate value, cost or amount, or imposing liability or contingent liability on any Group Company, in excess of US$250,000 or that extend for more than one (1) year beyond the date of this Agreement, (ii) containing exclusivity, noncompetition, or similar clauses that impair, restrict or impose conditions on any Group Company’s right to offer or sell products or services in specified areas, during specified periods, or otherwise, (iii) not in the ordinary course of business, or (iv) transferring or licensing any Proprietary Assets to or from any Group Company (other than licenses granted in the ordinary course of business or licenses from commercially readily available “off the shelf” computer software).
          (b) Each Material Contract is a valid and binding agreement of each Group Company that is a party thereto, the performance of which does not violate any applicable statute or law, rule, regulation, official policy, interpretation or pronouncement of any governmental authority, injunction, judgment, decree, order, ruling, assessment or writ of any governmental authority, and is in full force and effect, and such Group Company has duly performed all of its obligations under each Material Contract in all material respects to the extent that such obligations to perform have accrued, and no material breach or default, alleged breach or alleged default, or event which would (with the passage of time, notice or both) constitute a material breach or default thereunder by such Group Company, any Founder, or, to the best knowledge of the Group Company, any other party or obligor with respect thereto, has occurred, or as a result of this Agreement or performance hereof will occur. No Group Company has given notice (whether or not written) that it intends to terminate a Material Contract or that any other party thereto has materially breached, violated or defaulted under any Material Contract. No Group Company has received any notice (whether or not written) that (i) it has breached, violated or defaulted under any Material Contract or (ii) any other party thereto intends to terminate such Material Contract.
          (c) Except otherwise listed in Section 3.9 (c) of the Disclosure Schedule,

no Group Company is a guarantor or indemnitor of any indebtedness of any other person, firm or corporation that is not a Group Company.
          (d) No Group Company is under any obligation to register under the Securities Act or any other applicable securities. No shareholder of any Group Company has entered into any group with respect to the voting shares in the capital of any Group Company.
     3.10 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation (“Action”) pending (or, to the best knowledge of the Covenantors, currently threatened) against any of the Group Companies, any Group Company’s activities, properties or assets or, to the best knowledge of the Covenantors, against any officer, director or employee of each Group Company in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of the Group Company. There is no factual or legal basis for any such Action that is likely to result, individually or in the aggregate, in any Material Adverse Effect in the business, properties, assets, financial condition, affairs or prospects of any Group Company. By way of example, but not by way of limitation, there are no Actions pending against any of the Group Companies or, to the best knowledge of the Covenantors, threatened against any of the Group Companies, relating to the use by any employee of any Group Company of any information, technology or techniques allegedly proprietary to any of their former employers, clients or other parties. None of the Group Companies is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality and there is no Action by any Group Company currently pending or which it intends to initiate.
     3.11 Compliance with Laws; Consents and Permits.
          (a) None of the Group Companies has conducted any activity in material violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business as now conducted and as presently proposed to be conducted or the ownership of its properties. All consents, permits, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings by or with any governmental authority and any third party which are required to be obtained or made by each Covenantor in connection with the consummation of the transactions contemplated hereunder shall have been obtained or made prior to and be effective as of the Closing.
          (b) Each Group Company has all material approvals, permits, licenses and any similar authority necessary for the conduct of its business as currently conducted, the absence of which would be reasonably likely to have a Material Adverse Effect. None of the Group Companies is in default under any of such approvals, permits, licenses or other similar authority, nor is it in receipt of any letter or notice from any relevant authority notifying revocation of any such approvals, permits or licenses issued to it for non-compliance or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by such Group Company. In respect of approvals, licenses or permits requisite for the conduct of any part of the business of the Domestic Enterprise or the PRC Subsidiary which are subject to periodic renewal, none of the Covenantors has any reason to believe that such requisite renewals will not be granted by the relevant PRC authorities. The Founders have obtained any and all necessary approvals and authorizations from relevant governmental or regulatory authority and have fulfilled any and all necessary registration requirements with relevant governmental or regulatory authority with respect to their investments in the Company.

          (c) Except as set forth in Section 3.11(c) of the Disclosure Schedule, no event has occurred and no circumstance exists that (i) may constitute or result in a violation by any Group Company, or a failure on the part of any Group Company to comply with any applicable law, or (ii) may give rise to any obligation on the part of any Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, except for such violations or failures by a Group Company that, individually or in the aggregate, would not result in any Material Adverse Effect.
          (d) No Group Company has received any written notice from any Governmental Authority regarding (i) any actual, alleged or likely material violation of, or material failure to comply with, any applicable law, or (ii) any actual, alleged or likely material obligation on the part of any Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.
          (e) There are no Actions or claims against any Group Company alleging a violation of applicable law regarding bribery, kickback or similar unlawful payments made to any public official by the Company or any Group Company, or any facts or circumstances which could reasonably be expected to give rise to such Action or claims. Additionally, no Group Company, nor any director, officer or employee, or any other person authorized by a Group Company to act for or on behalf of such Group Company, has established or maintained any fund or assets in which any Group Company shall have proprietary rights that have not been recorded in the books and records of such Group Company.
          (f) During the previous five (5) years, no Founder has been (i) subject to voluntary or involuntary petition under any applicable bankruptcy laws or any applicable insolvency law or the appointment of a manager, receiver, or similar officer by a court for his business or property; (ii) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offences); (iii) subject to any order, judgment, or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (iv) found by a court of competent jurisdiction in a civil action or by any regulatory organization to have violated any applicable securities, commodities or unfair trade practices law whatsoever, which such judgment or finding has not been subsequently reversed, suspended, or vacated.
     3.12 Compliance with Other Instruments and Agreements. None of the Group Companies is in, nor shall the conduct of its business as currently or proposed to be conducted result in, violation, breach or default of any term of its constitutional documents of the respective Group Company which may include, as applicable, memoranda and articles of association, by-laws, joint venture contracts, feasibility studies for the PRC Subsidiary or the Domestic Enterprise and the like (the “Constitutional Documents”), or of any term or provision of any mortgage, indenture, contract, agreement or instrument to which the Group Company is a party or by which it may be bound, (the “Group Company Contracts”) or of any provision of any judgment, decree, order, statute, rule or regulation applicable to or binding upon the Group Company. None of the activities, agreements, commitments or rights of any Group Company is ultra vires or unauthorized. The execution, delivery and performance of and compliance with this Agreement, the Restated Shareholders Agreement and other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby will not result in any such violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a default under any Group Company’s Constitutional Documents or any Group Company Contract, or, to the best knowledge of each Group Company and each Founder, a violation of any statutes, laws, regulations or orders, or an event which results in the creation of any lien, charge or encumbrance upon any asset of any Group Company.
     3.13 Disclosure. Each Covenantor has fully provided the Investors with all the information that the Investors have reasonably requested for deciding whether to purchase the Purchased Shares and all information that each Group Company and the Founders believe is reasonably necessary to enable the Investors to make such decision. No representation or warranty by the Covenantors in this Agreement and no information or materials provided by the Covenantors to the Investors in connection with the negotiation or execution of this Agreement or any agreement contemplated hereby contains any untrue statement of a material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading.
     3.14 Registration Rights. Except as provided in the Restated Shareholders Agreement, the Shareholders Agreement dated June 7, 2007 and the Amended and Restated Shareholders Agreement dated December 15th, 2007, both of which were superseded by the Restated Shareholders Agreement, no Group Company has granted or agreed to grant any person or entity any registration rights (including piggyback registration rights) with respect to, nor is the Company obliged to list, any securities of a Group Company on any securities exchange. Except as contemplated under this Agreement and the Restated Shareholders Agreement, there are no voting or similar agreements which relate to any of the Group Companies’ securities.
     3.15 Insurance. Each of the Group Companies has obtained and maintained business interruption and other insurance consistent with industry practice.
     3.16 Accounting. Each of the Group Companies maintains and will continue to maintain a standard system of accounting established and administered in accordance with the relevant accounting principle and will maintain a standard system of accounting established and administered in conformity with PRC GAAP.
     3.17 Activities Since Balance Sheet Date. Except as specifically set forth in this Agreement or in Section 3.17 of the Disclosure Schedule and with respect to the Closing, since the Balance Sheet Date, with respect to each Group Company, other than the transactions as contemplated in accordance with the Transaction Agreements, there has not been:
          (a) any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, has or could become or result in a Material Adverse Effect;

          (b) any change in the assets, liabilities, financial condition or operating results of the Group Companies, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse;
          (c) any material change in the contingent obligations of the Group Companies by way of guarantee, endorsement, indemnity, warranty or otherwise;
          (d) any damage, destruction or loss, whether or not covered by insurance, having Material Adverse Effects (as presently conducted and as presently proposed to be conducted);
          (e) any waiver by any Group Company of a valuable right or of a material debt;
          (f) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by any Group Company, except such satisfaction, discharge or payment made in the ordinary course of business that is not material to the assets, properties, financial condition, operating results or business of such Group Company;
          (g) any material change or amendment to a material contract or arrangement by which any Group Company or any of its assets or properties is bound or subject, except for changes or amendments which are expressly provided for or disclosed in this Agreement;
          (h) any material change in any compensation arrangement or agreement with any present or prospective employee, contractor or director not approved by any Group Company’s board of directors or comparable governing body;
          (i) any sale, assignment or transfer of any Proprietary Assets or other material intangible assets of any Group Company;
          (j) any resignation or termination of any key officer or employee of any Group Company;
          (k) any mortgage, pledge, transfer of a security interest in, or lien created by any Covenantor, with respect to any of its material properties or assets, except liens for taxes not yet due or payable;
          (l) any debt, obligation, or liability incurred, assumed or guaranteed by any Group Company individually in excess of US$25,000;
          (m) any declaration, setting aside or payment or other distribution in respect of any Group Company’s registered capital, or any direct or indirect redemption, purchase or other acquisition of any of such registered capital by any Group Company;
          (n) any failure to conduct business in the ordinary course, consistent with the Group Company’s reasonably prudent past practices;
          (o) receipt of notice that there has been a loss of, or material order cancellation by, any major customer of any Group Company;

          (p) to the Company’s knowledge, any other event or condition of any character, other than events affecting the economy or any Group Company’s industry generally, that could reasonably be expected to result in a Material Adverse Effect; or
          (q) any agreement or commitment by any Group Company to do any of the things described in this Section 3.17.
     3.18 Tax Matters.
          (a) There have been no examinations or audits of any tax returns or reports by any applicable governmental agency. Each Group Company has duly filed all tax returns required to have been filed by it and paid all taxes shown to be due on such returns. None of the Group Companies is subject to any waivers of applicable statutes of limitations with respect to taxes for any year. Each Group Company has duly withheld individual income taxes and adequately paid mandatory contributions to the statutory welfare or social security funds on behalf of all its employees in material compliance with the applicable regulations in each respective jurisdiction such that there shall be no material default or underpayment in respect of individual income taxes and mandatory contributions to the statutory social security funds. Since its formation, none of the Group Companies has incurred any taxes, assessments or governmental charges other than in its ordinary course of business and each Group Company has made adequate provisions on its books of account for all taxes, assessments and governmental charges with respect to its business, properties and operations for such period.
          (b) No Group Company is, or will be immediately after Closing, a “Controlled Foreign Corporation” (“CFC”) as defined in the Internal Revenue Code of 1986, as amended (or any successor thereto) (the “Code”) with respect to the shares held by Investor. No Group Company is, or will be immediately after Closing, a “passive foreign investment company” within the meaning of Section 1297 of the Code. Each Group Company shall take such actions, including making an election to be treated as a corporation or refraining from making an election to be treated as a partnership, as may be required to ensure that at all times, each Group Company is treated as a corporation for United States federal income tax purposes. In the event that a Investor’s interest in any Group Company is determined by counsel or accountants for such Investor to be subject to the reporting requirements of either or both of Sections 6038 and 6038B, each Group Company agrees, upon a request from such Investor, to provide such information to such Investor as may be necessary to fulfill such Investor’s obligations thereunder.
     3.19 Interested Party Transactions.

          (a) No Founder or officer or director of a Group Company or any Affiliate or Associate of any such person has any agreement, understanding, proposed transaction with, or is indebted to, any Group Company, nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any of them (other than for accrued salaries, reimbursable expenses or other standard employee benefits). No Founder has any direct or indirect ownership interest in any firm or corporation with which any of the Group Company is affiliated or with which any Group Company has a business relationship, or any firm or corporation that competes with any Group Company, except that any such Founder may have record ownership interest in the Company or own shares in publicly traded companies that may compete with the Group Companies.
          (b) No shareholder or officer or director of a Group Company or any Affiliate or Associate of any such person has had, either directly or indirectly, a material interest in: (a) any person or entity which purchases from or sells, licenses or furnishes to the a Group Company any goods, property, intellectual or other property rights or services; or (b) any contract or agreement to which a Group Company is a party or by which it may be bound or affected. For purpose of this Agreement, an “Affiliate” shall mean (a) in relation to any individual, such individual’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers- and sisters-in-law or any entity controlled by the individual (and in the case of the Founders, whether by himself or together with other Founders), where “control” shall mean the power to direct the management and policies or appoint or remove members of the board of directors or any governing body of the entity, directly or indirectly, whether through the ownership of voting securities, contract or otherwise, and “controlled” shall be construed accordingly; (b) in relation to any legal person, a company which is for the time being a holding company of such legal person, or a Subsidiary of such legal person or of such holding company, and an “Associate” shall mean with respect to any person, (1) a corporation or organization (other than the Group Companies) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (2) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar capacity, or (3) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person.
     3.20 Employee Matters. Except as disclosed in Section 3.20 of the Disclosure Schedule, each Group Company has complied in all material aspects with all applicable employment and labor laws including without limitation, laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, pensions or the like. None of the Group Companies is aware that any officer or key employee intends to terminate their employment, nor does any Group Company have a present intention to terminate the employment of any officer or key employee. To the best knowledge of the Covenantors, none of the Group Companies’ employees or consultants is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Group Companies or that would conflict with the business of the Group Companies as proposed to be conducted. Each Key Employee (as defined below) has executed an agreement with such Group Company regarding confidentiality and proprietary information (the “Confidential Information Agreements”). No Key Employee has excluded works or inventions from his or her assignment of inventions pursuant to such Key Employee’s Confidential Information Agreement. The Company is not aware that any of its Key Employees is in violation thereof
     3.21 Minute Books. The internal records of each Group Company contain a complete summary of all material meetings and actions taken by directors and equity interest holders of such Group Company since its time of formation, and reflect all transactions referred to in such minutes accurately in all material respects.
     3.22 Government Filings.
          (a) All filings and registrations with the PRC authorities required in respect of the Domestic Enterprise and the PRC Subsidiary and their respective operations, including but not limited to the registrations with the State Administration of Industry and Commerce, the State Administration of Foreign Exchange, the Ministry of Information Industry, tax bureau, customs authorities, product registration authorities, and labor authorities have been duly completed in accordance with the relevant rules and regulations.
          (b) The registered capital of the Domestic Enterprise and the PRC Subsidiary has been fully paid up in accordance with the schedule of payment stipulated in its respective articles of association, approval document, certificate of approval and legal person business license (hereinafter referred to as the “Establishment Documents”) and in compliance with applicable PRC laws and regulations, and there is no outstanding capital contribution commitment.
          (c) The Establishment Document of the Domestic Enterprise and the PRC Subsidiary have been duly approved in accordance with the laws of the PRC and are valid and enforceable. The business scope specified in the Establishment Documents of the Domestic Enterprise and the PRC Subsidiary complies with the requirements of all applicable PRC laws. The operation and conduct of the business by and the term of operation of the Domestic Enterprise and the PRC Subsidiary in accordance with the Establishment Documents is in compliance with the applicable PRC laws.
          (d) Each of the Domestic Enterprise and the PRC Subsidiary has passed its annual inspection by the relevant governmental authorities for its operation in the last three years (where applicable), and the relevant administration for industry and commerce has affixed an annual inspection chop on its business license.
          (e) The Disclosure Schedule sets out full and accurate details of all loan agreements entered into between any one Group Company regarding any inter-company loan, shareholders loan or foreign exchange loan obtained by them. Such loan agreements have been duly registered in accordance with the laws of the PRC (where necessary) and all such registrations are validly subsisting under the laws of the PRC.
4. REPRESENTATIONS AND WARRANTIES OF THE INVESTORS
     Each Investor severally, but not jointly, hereby represents and warrants to the Company in respect of itself, as of the date hereof and the Closing hereunder, as follows:

     4.1 Authorization. Each Investor has all requisite power, authority and capacity to enter into this Agreement, and to perform its obligations under this Agreement. This Agreement has been duly authorized, executed and delivered by such Investor. This Agreement, when executed and delivered by such Investor, will constitute valid and legally binding obligations of such Investor, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.
     4.2 Purchase for Own Account. The Series C Shares and the Conversion Shares will be acquired by such Investor for its own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof.
     4.3 Exempt from Registration; Restricted Securities. Each Investor understands that the Purchased Shares and the Conversion Shares will not, when issued, be registered under the Securities Act or registered or listed publicly pursuant to any other applicable securities laws and regulations, on the ground that the sale provided for in this Agreement is exempt from registration under the Securities Act or the registration or listing requirements of any other applicable securities laws and regulations, and that the reliance of the Company on such exemption is predicated in part on such Investor’s representations set forth in this Agreement. Each Investor understands that the Purchased Shares and the Conversion Shares are restricted securities within the meaning of Rule 144 under the Securities Act and that the Purchased Shares and the Conversion Shares are not registered or listed publicly and must be held indefinitely unless they are subsequently registered or listed publicly or an exemption from such registration or listing is available.
     4.4 Disclosure of Information. The Investor has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Purchased Shares with the Company’s management and has had an opportunity to review the Company’s facilities. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 3 of this Agreement or the right of the Investors to rely thereon.
5. COVENANTS OF THE GROUP COMPANIES AND THE FOUNDERS
     Each of the Covenantors jointly and severally covenants to each of the Investors as follows:
     5.1 Use of Proceeds from Capital Contribution by the Investors. The proceeds from the issuance of the Purchased Shares hereunder shall be used to meet the Company’s business expansion, capital expenditures and general working capital needs.
     5.2 Employment Agreement, Confidentiality, Non-compete and Non-solicitation and Invention Assignment Agreements. The key employees of the Group Companies identified in Exhibit E hereto (the “Key Employees”) shall enter into an employment agreement, a confidentiality and invention assignment agreement and a non-compete and non-solicitation agreement with a Group Company in such form and substance as approved by the board of directors of the Company (the “Board”), including the affirmative votes of the Series C Director (as defined in the Shareholders Agreement).
     5.3 Compliance.

          (a) Each of the Founders shall, at his expense, fully comply, and shall cause other persons that acquires any securities of the Company in the future, if applicable, to fully comply, with all requirements under the applicable PRC laws and regulations with respect to their direct or indirect holding of the Common Shares or other securities in the Company, on a continuing basis, including, but not limited to receiving all approval, consents and permits from and fulfilling the reporting requirements with the SAFE or its competent local branch, in a timely manner, as required under Circular 75.
          (b) Each Group Company shall obtain and maintain in full force and effect on a continuing basis all approvals, registrations, permits, licenses and any similar authority necessary for the conduct of its business as currently conducted, the absence of which would have a Material Adverse Effect.
     5.4 Notice of Breach. The Covenantors undertake to promptly give notice to the Investors if the Covenantors becomes aware after the Closing that any one of them was in breach of any representation or warranty at the time made or at the Closing.
     5.5 Conversion. The Company covenants to at all times reserve sufficient Common Shares or, if the reservation is insufficient, to take all actions necessary to authorize such additional Common Shares, for issuance upon conversion of all Series C Shares.
     5.6 Fulfillment of Closing Conditions. Each Covenantor shall use its best efforts to fulfill all closing conditions contained in Section 7 of this Agreement.
     5.7 Stock Option Plan.
          (a) Before the Closing, the Company shall adopt its Amended 2007 Global Share Plan (the “ESOP”) and reserve options to purchase up to an additional 5,238,971 Common Shares thereunder, so that the total number of options reserved under the ESOP shall be 26,415,442.
          (b) Without the approval of the directors of the Company appointed by holders of the Series A Shares, Series B Shares and Series C Shares in accordance with the Restated Shareholders Agreement and the Restated Articles, the Company shall not, directly or indirectly, (i) issue any Common Shares, share options or other forms of equity of the Company to employees, directors or consultants except the additional options to purchase up to 5,238,971 Common Shares reserved pursuant to Section 5.7(a), or (ii) amend any terms or conditions of the ESOP or any award agreement between the Company and any employees, directors or consultants regarding grant of any options under the ESOP.
     5.8 Assignment of Certain Business Contracts. The PRC Subsidiary shall not be engaged in any value-added telecommunication business or other industries or services in which a wholly foreign owned enterprise is not legally permitted or authorized to be engaged under the applicable PRC laws, and, to the extent applicable, all contracts and agreements entered into by the PRC Subsidiary and any other person that are related to any value-added telecommunication business shall be terminated or amended to the satisfaction of the Investors.
     5.9 Board of Directors. The Board shall have been re-constituted in accordance with the Restated Articles and the Restated Shareholders Agreement on or prior to the

Closing, and, as soon as practicable and no later than the thirtieth (30th) day after the Closing Date, the board of directors of each of the PRC Subsidiary and the Domestic Enterprise shall be established or re-constituted in accordance with Section 1.3 of the Shareholders Agreement and duly filed with the relevant registration authority of the PRC.
6. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AT THE CLOSING
     The obligations of the Company under this Agreement are subject to the fulfillment, to the satisfaction of the Company on or prior to the Closing (unless otherwise specified), or waiver by the Company of the following conditions:
     6.1 Representations and Warranties True and Correct. The representations and warranties made by the Investors in Section 4 hereof shall be true and correct and complete when made, and shall be true and correct and complete as of the Closing Date with the same force and effect as if they had been made on and as of such date, subject to changes contemplated by this Agreement.
     6.2 Execution of the Restated Shareholders Agreement. The Investors shall have executed and delivered to the Company the Second Amended and Restated Shareholders Agreement, substantially in the form attached hereto as Exhibit F (the “Restated Shareholders Agreement”) and the Restated Voting Agreement, substantially in the form attached hereto as Exhibit G (the “Restated Voting Agreement”).
7. CONDITIONS TO INVESTORS’ OBLIGATIONS AT THE CLOSING
     The obligations of each Investor under this Agreement at the Closing are subject to the fulfillment, to its respective satisfaction, at or before the Closing, or waiver by such Investor, of the conditions as set forth below.
     7.1 Representations and Warranties True and Correct. The representations and warranties of each of the Covenantors contained in Section 3 shall be true and correct and complete when made, and shall be true and correct and complete as of the Closing Date with the same force and effect as if they had been made on and as of such date, subject to changes contemplated by this Agreement.
     7.2 Performance of Obligations. Each of the Covenantors shall have performed and complied with all covenants, agreements, obligations and conditions contained in the Transaction Agreements that are required to be performed, accomplished or complied with by it on or before the Closing.
     7.3 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions to be passed, executed and/or delivered by the Covenantors shall be satisfactory in substance and form to the Investors, and the Investors shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request. The Group Companies shall have performed and complied with all covenants, agreements, obligations and conditions contained in the Transaction Agreements that are required to be performed or complied with by such Group Companies on or before the Closing.

     7.4 Consents and Waivers. The Covenantors shall have obtained any and all consents and waivers necessary for consummation of the transactions contemplated by the Transaction Agreements, including, but not limited to, (i) all permits, authorizations, approvals, consents or permits of any governmental authority or regulatory body, and (ii) the waiver by the existing shareholders of the Company of any anti-dilution rights, rights of first refusal, pre-emptive rights, consent rights and all similar rights that may exist in connection with the issuance of the Series C Shares.
     7.5 Securities Exemptions. The allotment and the issuance of the Series C Shares to the Investors pursuant to this Agreement and the issuance of the Conversion Shares shall be exempt from the registration and/or qualification requirements of all applicable securities laws.
     7.6 Amendment to Constitutional Documents. The Restated Articles shall have been duly adopted by the Company by all necessary corporate action of its shareholders.
     7.7 Board of Directors. The Board shall have been re-constituted in accordance with the Restated Articles and the Restated Shareholders Agreement and an updated register of directors, certified by a director of the Company as true and complete as of the date of the Closing, updated to reflect the re-constitution of the Board as above shall have been provided to the Investors.
     7.8 Restated Voting Agreement and Restated Shareholders Agreement. The Group Companies and the Founders, as applicable, shall have executed and delivered the Restated Voting Agreement and the Restated Shareholders Agreement.
     7.9 Employment Agreement. Each Key Employee of each Group Company identified in Exhibit E shall have entered into an Employment Agreement with a Group Company in such form and substance satisfactory to the Investors.
     7.10 Confidentiality and Invention Assignment Agreement; Non-compete and Non-solicitation Agreement. Each Key Employee of the Group Companies identified in Exhibit E shall have entered into a Confidentiality and Invention Assignment Agreement and a Non-compete and Non-solicitation Agreement with a Group Company in such form and substance satisfactory to the Investors.
     7.11 No Material Adverse Effect. No event, circumstance or change shall have occurred that, individually or in the aggregate with one or more other events, circumstances or changes, have had or reasonably could be expected to have a Material Adverse Effect on any Group Company or any subsidiary or Affiliate of any Group Company since the date of this Agreement.
8. INDEMNITY.
     8.1 The Founders, the Founders’ Holdco and the Domestic Enterprise (each, an “Indemnitor”) shall jointly and severally, indemnify the Investors for any losses, liabilities, damages, liens, penalties, costs and expenses, including reasonable advisor’s fees and other reasonable expenses of investigation and defense of any of the foregoing (but excluding any consequential, speculative or punitive damages), incurred by Investors as a result of any breach or violation of any representation or warranty made by any Indemnitor, or any breach by any Indemnitor of any covenant or agreement contained herein or in any of the other Transaction Agreements (an “Indemnifiable Loss”). If an Investor believes that it has a claim that may give rise to an indemnity obligation hereunder, it shall give prompt notice thereof to the Company stating specifically the basis on which such claim is being made, the material facts related thereto, and the amount of the claim asserted; provided that in any event any such notice with respect to the breach of any covenant shall be given on a timely basis.
     8.2 Notwithstanding the foregoing, the Domestic Enterprise, the Founders’ HoldCo and the Founders shall, jointly and severally, indemnify and keep indemnified the Investors at all times and hold them harmless against any claim for tax which has been made or may hereafter be made against any Group Company wholly or partly in respect of or in consequence of any event occurring or any income, profits or gains earned, accrued or received by any Group Company on or before the Closing and any reasonable costs, fees or expenses incurred and other liabilities which any Group Company may properly incur in connection with the investigation, assessment or the contesting of any claim, the settlement of any claim for tax, any legal proceedings in which the Domestic Enterprise claims in respect of the claim for tax and in which an arbitration award or judgment is given for the Group Company and the enforcement of any such arbitration award or judgment whether or not such tax is chargeable against or attributable to any other person. The statute of limitation for any indemnity obligation relating to claims for tax matters arising under this Section 8.2 shall be the applicable statue of limitations for tax claims.
     8.3 In the event that the Investors suffer an Indemnifiable Loss and the Founders, the Founders’ HoldCo and/or the Domestic Enterprise are unable to fulfill their obligations to indemnify the Investors for the full amount of such Indemnifiable Loss within ninety (90) days of receipt of written notice thereof from the Investors, then, upon claim of the Investors suffering an Indemnifiable Loss, the Company shall indemnify such Investors for the full amount of such Indemnifiable Loss as though an Indemnitor. Any indemnification provided by the Company pursuant to this Section 8.3 shall not prejudice or otherwise affect the right of the Investors to seek indemnification from the Founders, the Founders’ HoldCo and the Domestic Enterprise; provided, however, that to the extent the Investors are able to recover any Indemnifiable Loss from the Founders, the Founders’ HoldCo and/or the Domestic Enterprise, the Company shall not be obligated to indemnify the Investors with respect to such amount.
     8.4 Notwithstanding the foregoing, the maximum amount of the indemnity obligation of the Indemnitors under this Section 8 shall be limited to the aggregate subscription price paid by the Investors.
9. MISCELLANEOUS
     9.1 Governing Law. Except with respect to the references in this Agreement to the Securities Act, this Agreement shall be governed by and construed exclusively in accordance with the internal laws of the State of California without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties hereunder.
     9.2 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns,

heirs, executors and administrators of the parties hereto whose rights or obligations hereunder are affected by such amendments. This Agreement and the rights and obligations herein may be assigned by an Investor to its Affiliate without the written consent of any other parties hereto. This Agreement and the rights and obligations herein may not be assigned by any of the Covenantors without the written consent of the Investors.
     9.3 Entire Agreement. This Agreement and any other Transaction Agreement and the schedules and exhibits hereto and thereto, which are hereby expressly incorporated herein by this reference constitute the entire understanding and agreement between the parties with regard to the subjects hereof and thereof; provided, however, that nothing in this Agreement or related agreements shall be deemed to terminate or supersede the provisions of any confidentiality and nondisclosure agreements executed by the parties hereto prior to the date hereof, which agreements shall continue in full force and effect until terminated in accordance with their respective terms.
     9.4 Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party, upon delivery; (b) when sent by facsimile at the number set forth in Exhibit H hereto, upon receipt of confirmation of error-free transmission; (c) seven (7) business days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other party as set forth in Exhibit H; or (d) three (3) business days after deposit with an overnight delivery service, postage prepaid, addressed to the parties as set forth in Exhibit H with next business day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.
     Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 9.4 by giving, the other party written notice of the new address in the manner set forth above.
     9.5 Amendments and Waivers. Any term of this Agreement may be amended only with the written consent of all parties hereto. Any amendment or waiver effected in accordance with this Section 9.5 shall be binding upon all of the parties hereto, and their respective assigns.
     9.6 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto, upon any breach or default of any other party hereto under this Agreement, shall impair any such right, power or remedy of such former party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach of default thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach of default under this Agreement or any waiver on the part of any party hereto of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to the parties hereto shall be cumulative and not alternative.

     9.7 Interpretation; Titles and Subtitles. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Unless otherwise expressly provided herein, all references to Sections and Exhibits herein are to Sections and Exhibits of this Agreement.
     9.8 Counterparts; Facsimile. This Agreement may be executed by facsimile signature and in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.
     9.9 Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the parties’ intent in entering into this Agreement.
     9.10 Further Assurances. Each party shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement.
     9.11 Dispute Resolution.
          (a) Negotiation Between Parties. The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of all parties within thirty (30) days, subsection (b) below shall apply.
          (b) Arbitration. In the event the parties are unable to settle a dispute between them regarding this Agreement in accordance with subsection (a) above, such dispute shall he referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre under the Rules of Conciliation and Arbitration of the International Chamber of Commerce at the arbitral situs of Hong Kong (the “ICC Rules”) in effect, which rules are deemed to be incorporated by reference into this subsection (b) The arbitration tribunal shall consist of three (3) arbitrators to be appointed according to the ICC Rules. The language of the arbitration shall be English. The parties understand and agree that this provision regarding arbitration shall not prevent any party from pursuing preliminary equitable or injunctive relief in a judicial forum pending arbitration in order to compel another party to comply with this provision, to preserve the status quo prior to the invocation of arbitration under this provision, or to prevent or halt actions that may result in irreparable harm. A request for such equitable or injunctive relief shall not waive this arbitration provision. The arbitrators shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive law of the State of California and shall not apply any other substantive law. Each party hereto shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party. The award of the arbitration tribunal shall be final and binding upon the disputing parties, and either party may apply to a court of competent jurisdiction for enforcement of such award.
     9.12 Confidentiality.
          (a) Disclosure of Terms. The terms and conditions of the Transaction Agreements, any term sheet or memorandum of understanding entered into pursuant to the transactions contemplated hereby, all exhibits and schedules attached hereto and thereto, and the transactions contemplated hereby and thereby (collectively, the “Transaction Terms”), including their existence, shall be considered confidential information and shall not be disclosed by any party hereto to any third party except as permitted in accordance with the provisions set forth below.
          (b) Permitted Disclosures. Notwithstanding the foregoing, the Company may disclose (i) the existence of the investment to its bona fide prospective investors, employees, bankers, lenders, accountants, legal counsels and business partners, or to any person or entity to which disclosure is approved in writing by the Investors, such approval not to be unreasonably withheld; and (ii) the Transaction Terms to its current shareholders, employees, bankers, lenders, accountants and legal counsels, in each case only where such persons or entities are under appropriate nondisclosure obligations substantially similar to those set forth in this Section 9.12, or to any person or entity to which disclosure is approved in writing by the Investors, which such approval is not to be unreasonably withheld. The Investors may disclose (i) the existence of the investment and the Transaction Terms to any Affiliate, partner, limited partner, former partner, potential partner or potential limited partner of the Investors or other third parties and (ii) the fact of the investment to the public, in each case as it deems appropriate in its sole discretion. Any Party hereto may also provide disclosure in order to comply with applicable laws, as set forth in Subsection (c) below.
          (c) Legally Compelled Disclosure. In the event that any Party is requested or becomes legally compelled (including without limitation, pursuant to any applicable tax, securities, or other laws and regulations of any jurisdiction) to disclose the existence of this Agreement or content of any of the Transaction Terms, such party (the “Disclosing Party”) shall provide the other parties with prompt written notice of that fact and shall consult with the other parties regarding such disclosure. At the request of another party, the Disclosing Party shall, to the extent reasonably possible and with the cooperation and reasonable efforts of the other parties, seek a protective order, confidential treatment or other appropriate remedy. In any event, the Disclosing Party shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information.
          (d) Other Exceptions. Notwithstanding any other provision of this Section 9.12, the confidentiality obligations of the parties shall not apply to: (i) information which a restricted party learns from a third party having the right to make the disclosure, provided the restricted party complies with any restrictions imposed by the third party; (ii) information which is rightfully in the restricted party’s possession prior to the time of disclosure by the protected party and not acquired by the restricted party under a confidentiality obligation; or

(iii) information which enters the public domain without breach of confidentiality by the restricted party.
          (e) Press Releases, Etc. No announcements regarding the Investors’ investment in the Company may be made by any party hereto in any press conference, professional or trade publication, marketing materials or otherwise to the public without the prior written consent of the Investors and the Company, provided, that any such announcement made by any partner, limited partner, bona fide potential partner or bona fide potential limited partner of the Investors shall not be subject to the consent of the Company.
          (f) Other Information. The provisions of this Section 9.12 shall terminate and supersede the provisions of any separate nondisclosure agreement executed by any of the Parties with respect to the transactions contemplated hereby.
     9.13 No Finder’s Fees.
     Each the Group Company and the Founders represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction and agrees to indemnify and hold harmless each Investor from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Group Company or any of its officers, employees or representatives is responsible.
     9.14 Attorney’s Fees.
     If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of the Transaction Agreements, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.
     9.15 Effectiveness.
     Notwithstanding any of the provisions in this Agreement, this Agreement shall not be effective for either GSR Ventures II, L.P. or GSR Associates II, L.P. (together, “GSR”) until the signature pages of GSR are accompanied by a seal or chop of GSR.
[Signature pages to follow]

     IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE COMPANY:

NETQIN MOBILE INC.

By: Name:	/s/ Lin Yu Lin Yu
Title:	Chairman and Chief Executive Officer
SIGNATURE PAGE TO NETQIN MOBILE SERIES C SHARE PURCHASE AGREEMENT

     IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

INVESTORS:

Ceyuan Ventures L.L.P
By:	Ceyuan Ventures Management, L.L.C
Its:	General Partner

By:	/s/ Feng Bo
Executive Managing Director

Ceyuan Ventures Advisors Fund, L.L.C

By:	/s/ Feng Bo
Executive Managing Director

SIGNATURE PAGE TO NETQIN MOBILE SERIES C SHARE PURCHASE AGREEMENT

     IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

INVESTORS:

GSR Ventures II, L.P.

By:	GSR Partners II, L.P.
Its General Partner

By:	GSR Partners II, Ltd. Its General Partner

By:	/s/ James Ding

Authorized Signatory

Address:
101 University Ave., 4F
Palo Alto, CA 94301, USA
Attn: James Ding

GSR Associates II, L.P.

By:	GSR Partners II, L.P.
Its General Partner

By:	GSR Partners II, Ltd. Its General Partner

By:	/s/ James Ding

Authorized Signatory

Address:
101 University Ave., 4F
Palo Alto, CA 94301, USA
Attn: James Ding
SIGNATURE PAGE TO NETQIN MOBILE SERIES C SHARE PURCHASE AGREEMENT

     IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

INVESTORS:

SMOOTH FLOW LIMITED

By:	/s/ Jun Zhang

Name:	Jun Zhang

SIGNATURE PAGE TO NETQIN MOBILE SERIES C SHARE PURCHASE AGREEMENT

     IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

FOUNDERS HOLDCO:

RPL HOLDINGS LIMITED

By:	/s/ Yu Lin

Name:	Yu Lin
Title:	Director
SIGNATURE PAGE TO NETQIN MOBILE SERIES C SHARE PURCHASE AGREEMENT

     IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

DOMESTIC ENTERPRISE: BEIJING NETQIN TECHNOLOGY CO., LTD.
By:	/s/ Yu Lin
Name:	Yu Lin
Title:	Legal Representative

PRC SUBSIDIARY: NetQin Mobile (Beijing) Technology Co., Ltd
By:	/s/ Yu Lin
Name:	Yu Lin
Title:	Legal Representative

SIGNATURE PAGE TO NETQIN MOBILE SERIES C SHARE PURCHASE AGREEMENT

     IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

FOUNDERS:

/s/ Yu Lin

Yu Lin ()

/s/ Wenyong Shi

Wenyong Shi ()

/s/ Xu Zhou

Xu Zhou ()
SIGNATURE PAGE TO NETQIN MOBILE SERIES C SHARE PURCHASE AGREEMENT

LIST OF EXHIBITS

Exhibit A	Schedule of Investors

Exhibit B	Schedule of Founders

Exhibit C	Form of Restated Articles

Exhibit D	Disclosure Schedule

Exhibit E	List of Key Employees

Exhibit F	Form of Restated Shareholders Agreement

Exhibit G	Form of Restated Voting Agreement

Exhibit H	Notices

EXHIBIT A
Schedule of Investors

Investors	Number of Purchased Shares	Aggregate Subscription Price (US$)
Smooth Flow Limited	17,463,235	US$	10,000,000
Ceyuan Ventures I, L.P.	5,013,695	US$	2,871,000
Ceyuan Ventures Advisors Fund, LLC	225,276	US$	129,000
GSR Ventures II, L.P.	6,589,900	US$	3,773,584.91
GSR Associates II, L.P.	395,394	US$	226,415.09
Total	29,687,500	US$	17,000,000

EXHIBIT B
Schedule of Founders
Founder
LIN YU ()
with the PRC ID Number of 352124197612060013
SHI WENYONG ()
with the PRC ID Number of 352124197711280513
ZHOU XU ()
with the PRC ID Number of 110104690310301

EXHIBIT C
Restated Articles

EXHIBIT D
Disclosure Schedule

EXHIBIT E
List of Key Employees

EXHIBIT F
Form of Restated Shareholders Agreement

EXHIBIT G
Form of Restated Voting Agreement

EXHIBIT H
Notices
To Group Companies, Founders, and Founder’ HoldCo:
Building 4, 11 East Hepingli Street, Dongcheng District, Beijing, P.R.China, 100013
Fax: 8610-85655518
Tel: 8610-85655555
Attention: Wenyong Shi
To Investors:
Smooth Flow Limited
Beida Qingdao Building, Room B302, No. 207 Cheng Fu Road, Haidian District, Beijing, China
Fax: 82615888-2171 and 62617687
Attention: Yan Yu
Ceyuan Ventures I, L.P. / Ceyuan Ventures Advisors Fund, LLC
No. 35 Qinlao Hutong
Dongcheng District, Beijing
PRC 100009
Fax: 86-10-8402 0555
Attention: Mr. Zhao Weiguo
GSR Ventures II, L.P. / GSR Associates II, L.P.
Address: 101 University Ave., 4F, Palo Alto, CA 94301, USA
Fax: +1-650-331-7301
Attention: James Ding